Filed Pursuant to Rule 433

Registration Nos. 333-285582 and 333-285582-05

*Pricing Details* $1.061BN+ (Offered) Carvana Prime Auto Loan (CRVNA 2026-P2)

Active Joint Bookrunners: Citi (Str), Santander, and Wells Fargo

Passive Joint Bookrunners: Barclays, BNP, DB and Mizuho

Co-managers: Atlas SP and SMBC

--- Anticipated Capital Structure ---

CLS	TOTAL($MM)	OFFRD($MM)	WAL*	S/F**	P.WIN*	E.FNL*	L.FNL	BENCH	SPRD	Yld%	CPN%	$Price
=======================================================================================================================
A-1	122.280	116.166	0.18	A-1+/F1+	01-05	10/26	06/27	I-CRV	+27	3.915	3.915	100.00000
A-2	323.500	307.325	0.96	AAA/AAA	05-19	12/27	08/29	I-CRV	+63	4.445	4.40	99.99605
A-3	323.500	307.325	2.26	AAA/AAA	19-37	06/29	04/31	I-CRV	+68	4.824	4.77	99.98692
A-4	213.370	202.701	3.63	AAA/AAA	37-53	10/30	08/32	I-CRV	+72	4.962	4.91	99.99533
B	45.110	42.854	4.53	AA/AA	53-57	02/31	08/32	I-CRV	+95	5.249	5.19	99.99014
C	48.970	46.521	5.00	A/A	57-64	09/31	10/32	I-CRV	+155	5.880	5.80	99.96028
D	23.660	22.477	5.47	BBB/BBB	64-67	12/31	06/34	I-CRV	+190	6.270	6.18	99.95572
N^	16.500	15.675	0.51	BB/BB	02-11	04/27	06/34	I-CRV	+170	5.435	5.37	99.99801
R^^	49.272(MV)	46.8084(MV)
=======================================================================================================================

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM

^^Based on Case 2 assumptions outlined in the Certificate PPM, priced to a 18.50% yield

**Expected Ratings

Expected Pricing: PRICED

--- Transaction Details ---

* Total Size : $1,116,890,000 (No Grow)

* Offered Size : $1,061,044,000 (No Grow)

* Bloomberg Ticker : CRVNA 2026-P2
* Expected Ratings : S&P / FITCH

* Registration : A-D: SEC Registered | N: 144A/RegS

* Pricing Speed : 1.30% ABS Pricing Speed to 2% Call

* Minimum Denoms : A-D: $1K x $1K | N: $800K x $1K

* Expected Pricing : Week of May 18, 2026

* Expected Settlement : 05/27/26

* First Pay Date : 06/10/26

* ERISA Eligible : A-D: Yes | N: No

* Delivery : DTC, Clearstream, Euroclear (excl. Class N)

* Bill & Deliver : Citi

Cls Cusip Registration
A1 14689CAA0 Public
A2 14689CAB8 Public
A3 14689CAC6 Public
A4 14689CAD4 Public
B 14689CAE2 Public
C 14689CAF9 Public
D 14689CAG7 Public
N 14689CAH5 144a
R 14689CAK8 144a

--- Available Materials ---

* Preliminary Prospectus & Ratings FWP (attached)

* Class N Preliminary Offering Memorandum & Certificate Preliminary PPM (attached)

* Intex CDI (attached)

* Intex Dealname : XCVAR26P2 ; Password: XJV9

* Deal Roadshow : https://dealroadshow.com/e/CRVNA2026-P2 ; Passcode: CRVNA2026-P2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.